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 FORM 3
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
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549                                                              OMB APPROVAL
                                                                                                         OMB Number: 3235-0104
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                                      Expires: January 31, 2005
                                                                                                         Estimated average burden
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,                              hours per response...0.5
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


----------------------------------------------------------------------------------------------------------------------------------|
|1.Name and Address of Reporting Person*   |2.Date of Event Requiring   |4.Issuer Name and Ticker        |6.If Amendment, Date of |
|                                          |  Statement (Month/Day/Year)|  or Trading Symbol             |  Original              |
|  ADVANCED BIOMETRICS, INC.               |                            |                                |    (Month/Day/Year)    |
|------------------------------------------|    12/06/2002              |  Electronic Identificaion,     |                        |
|    (Last)     (First)     (Middle)       |                            |  Inc. (EIDT)                   |                        |
-------------------------------------------|----------------------------|---------------------------------------------------------|
|                                          |3.IRS Identification        |5.Relationship of Person to     |7.Individual or Joint/  |
|  7203 W. Deschutes Ave, Suite A          |  Number of Reporting       |  Issuer (Check all applicable) |  Group Filing (Check   |
|------------------------------------------|  Person, if an Entity      |                                |  applicable line)      |
|               (Street)                   |  (Voluntary)               |                                |                        |
|                                          |                            |  [ ] Director  [X] 10% Owner   |  [X] Form Filed by One |
|  Kennewick, Washington  99336            |                            |  [ ] Officer   [ ] Other       |      Reporting Person  |
|------------------------------------------|                            |      (give         (specify    |                        |
|        (City)      (State)      (Zip)    |                            |       Title         below)     |  [ ] Form Filed by More|
|                                          |                            |       below)                   |      Than One Reporting|
|                                          |                            |                                |      Person            |
|                                          |                            |                                |                        |
|---------------------------------------------------------------------------------------------------------------------------------|


                                     TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                                      |
|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security              |2.Amount of Securities Beneficially   |3.Ownership          |4.Nature of Indirect Beneficial   |
|  (Instr. 4)                     |  Owned (Instr. 4)                    |  Form: Direct (D)   |  Ownership (Instr. 5)            |
|                                 |                                      |  or Indirect (I)    |                                  |
|                                 |                                      |  (Instr. 5)         |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|





FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Derivative Security  |2.Date Exercisable   |3.Title and Amount of Securities |4.Conversion or |5.Owner-  |6.Nature of |
|  (Instr. 4)                    |  and Expiration     |  Underlying Derative Security   |  Exercise Price| ship     |  Indirect  |
|                                |  Date               |  (Instr. 4)                     |  of Derivative | Form of  |  Beneficial|
|                                |  (Month/Day/Year)   |                                 |  Security      | Deriv-   |  Ownership |
|                                |---------------------|---------------------------------|                | ative    |  (Instr. 5)|
|                                |Date Exer-|Expiration|       Title        | Amount or  |                | Secur-   |            |
|                                |cisable   |Date      |                    | Number of  |                | ity:     |            |
|                                |          |          |                    | Shares     |                | Direct   |            |
|                                |          |          |                    |            |                | (D) or   |            |
|                                |          |          |                    |            |                | Indirect |            |
|                                |          |          |                    |            |                | (I)      |            |
|                                |          |          |                    |            |                |(Instr.5) |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|Series A Convertible Preferred  | Immed.   | N/A      | Common Stock       |  400,000   |      0         |   D      |            |
|Stock                           |          |          |                    |   shares   |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

The Reporting Person owns 4,000,000 shares of Series A Convertible Preferred Stock.  The Series A Convertible Preferred Stock is
convertible to Common Stock at the option of the holder, without payment of any additional consideration, at the rate of one share of Common Stock for each ten shares of Series A Convertible Preferred Stock converted.


                     ADVANCED BIOMETRICS, INC.

                     By:/s/ James Katzaroff                                     12/12/2002
                        James Katzaroff, CEO                                Date

                     **Signature of Reporting Person


   * If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).

  ** Intentonal misstatements or omissions of facts constitute Federal Criminal violations.
     See 18U.S.V. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed.  If space provided is
      insufficient, see Instruction 6 for procedure.                                                                   Page 2

Last update: 09/03/02

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